Exhibit 99.1

Purple Innovation Announces Board Appointments

Lehi, Utah, November 30, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“the Company”), the leader in comfort innovation and the creator of the renowned Purple® Mattress, announced today that the Board of Directors appointed Dawn Zier to the board and Paul Zepf was elevated to Chairman at its board meeting held on November 24, 2020. Both appointments filled vacated positions created by the retirement of Terry and Tony Pearce in August 2020.

“We are excited about the addition of Dawn Zier to Purple’s Board of Directors as the Company seeks to continue its accelerated growth trajectory in 2021 and beyond”, said Lead Independent Director Gary DiCamillo.

Purple Innovation CEO Joe Megibow added: “Dawn’s demonstrated experience in digital marketing and business transformation will be a valuable asset as Purple continues to take market share in the direct to consumer sleep market. Further, as Purple broadens its horizons in international and new comfort technology markets, she will add strong relevant insights into new growth markets and categories.”

Dawn Zier is the principal of Aurora Business Consulting, LLC and advises companies on business transformation, digital marketing and high-performance teams. Ms. Zier served as President and CEO of Nutrisystem, a leading provider of health improvement and weight loss solutions, from 2012 until March of 2019, when it was sold to Tivity Health. She assisted in the transition to Tivity as President/COO and Board Member until December 2019. Previously, Ms. Zier served in a variety of positions at Readers Digest Association, including President of International, President of Europe and President of Global Marketing. She currently serves on the board of directors of Hain Celestial Group, Spirit Airlines and Prestige Consumer Healthcare. Ms. Zier holds an MS in Electrical Engineering and Computer Science, as well as an MBA from the Massachusetts Institute of Technology (MIT).

Paul Zepf has been a director of Purple Innovation since August 2020 and previously acted as an advisor to the Company and a Board observer. Mr. Zepf previously was CEO of Global Partner Acquisition Corp., the predecessor to the Company, from its formation in June 2015 until February 2018. Previously Mr. Zepf was Managing Director and Head of Strategic Initiatives at Golub Capital (February 2014 to June 2015) and was Managing Principal of Corporate Partners II, a Lazard sponsored private equity fund from March 2005 until February 2014. Mr. Zepf has been a board member of Ironshore Ltd., a property casualty insurance company, and has served as a director of BIH Holdings. He has a BA, with highest honors, from the University of Notre Dame.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851